Exhibit 99.2
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Galileo International Finalizes Acquisition of TRIP.com

     ROSEMONT, Ill., and DENVER, March 14 /PRNewswire/ -- Galileo International, Inc. (NYSE: GLC), a leading global travel distribution services company, announced today that it completed its acquisition of TRIP.com, the popular one-stop online travel services company focused on the specialized needs of business travelers. The acquisition, which was finalized on March 10, positions Galileo as one of the Internet's premier providers of end-to-end travel services
for    consumers,    travel    agents    and    travel    suppliers.     (Photo:
http://www.newscom.com/cgi-bin/prnh/20000208/GALILEO
http://www.newscom.com/cgi-bin/prnh/20000208/LUBINSKI)
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"We are clarifying and leveraging the equities of our respective brands: Galileo as a leading technology and Internet enabler for the travel industry, and TRIP.com -- also a technology innovator -- as the premier Internet brand for the demanding online needs of the business traveler," said James E. Lubinski, executive vice president of Operations for Galileo International.

"We share a common vision for the future of online travel," said Brian Thomson, CEO of TRIP.com. "Organizations that focus their resources on servicing the demanding traveler will shape, define and win the online travel marketplace."

About Galileo International

Galileo International is one of the world's leading providers of electronic global distribution services for the travel industry. The company provides travel agencies at approximately 40,000 locations, as well as other subscribers, with the ability to access schedule and fare information, book reservations and issue tickets for more than 500 airlines. Galileo International also provides subscribers with information and booking capabilities covering all major hotel chains, car rental companies, cruise lines and numerous tour operators throughout the world. Further information on Galileo International is available on its Web site, www.galileo.com.

About TRIP.com

TRIP.com is the premier one-stop online travel services and technology provider devoted to the mobile professional market. Award-winning interactive applications such as flightTRACKER, the flight-monitoring software that displays real-time commercial information including speed, altitude and heading, have positioned TRIP.com as an industry pioneer. TRIP.com launched intelliTRIP, a revolutionary travel search agent, in May 1999, and companyTRIP, addressing the travel management needs of small- to medium-sized enterprises, in October 1999.

Over three and a half million members of TRIP.com enjoy a host of tools and services such as round-the-clock reservation capabilities, city, restaurant and hotel information, as well as 24-hour personalized customer service. TRIP.com has won a host of prestigious awards for its compelling content, ease of use, utility and proven experience in the online travel space. Recent awards include Gomez Advisors' #1 "customer confidence" ranking, Forbes Best of the Web 1999 and Windows Magazine 101 Best Web Sites. Yahoo! Internet Life awarded flightTRACKER a "Best of the Web 1999" winner and PC Computing touts TRIP.com as one of 1999's Top 10 Travel sites. intelliTRIP was also pegged as a 'real deal' by Travel & Leisure Magazine.

intelliTRIP is a trademark of TRIP.com. All other trademarks used in this document are the trademarks of their respective owners.